Exhibit 4.1

ZIX CORPORATION

2021 OMNIBUS INCENTIVE PLAN

1.Plan. Zix Corporation (the “Company”) established this Zix Corporation 2021 Omnibus Incentive Plan (this “Plan”) to be effective on June 9, 2021 (the “Effective Date”); provided that this Plan has received the requisite shareholder approval described in Section 23 below. This Plan is intended to promote the success, and enhance the value, of the Company by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

2.Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Affiliate” means an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

“Award” means the grant of any Option, Stock Appreciation Right, Stock Award, Cash Award or Performance Award, or any other right or interest relating to shares of Common Stock or cash, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of this Plan.

“Award Certificate” means the document, in such form as the Committee prescribes from time to time, setting forth the terms, conditions and limitations of an Award. The Committee may, in its discretion, provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and other actions thereunder by a Participant.

“Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award denominated in cash.

“Cause” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment, consulting, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: (i) continued neglect in the performance of duties assigned to the Participant (other than for a reason beyond the control of the Participant) or repeated unauthorized absences by the Participant during scheduled work hours; (ii) material breach by the Participant of any published Company code of conduct or code of ethics, (iii) egregious and willful misconduct, including dishonesty, fraud or continued intentional violation of Company or Affiliate policies and procedures which is reasonably determined to be detrimental to the Company or an Affiliate; (iv) final conviction of a felonious crime; (v) repeated material failure to meet reasonable performance criteria as established by the Company or an Affiliate and communicated to the Participant; or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant, the Company, or an Affiliate. With respect to a Participant’s termination of directorship, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee, unless a contrary definition is contained in the applicable Award Certificate: (A) egregious and willful misconduct, (B) final conviction of a felonious crime, or (C) any act or failure to act that constitutes cause for removal of a director under applicable Texas law. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

“Change in Control” means and includes the occurrence of any one of the following events:

(i)During any consecutive twelve (12)-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board; provided that any person becoming a director after the beginning of such twelve (12)-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, further, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii)Any Person becomes a Beneficial Owner, directly or indirectly, of either (A) thirty percent (30%) or more of the then-outstanding shares of the Company’s Common Stock or (B) securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company’s Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of the Company’s Common Stock or the Company’s Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii)The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (but in the case of a Subsidiary, only if Company Voting Securities are issued or issuable) (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (x) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more Subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (y) no Person (other than (A) the Company or any Subsidiary, (B) the Surviving Entity or its ultimate parent entity, or (C) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the total common stock or twenty-five percent (25%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (z) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (x), (y) and (z) above shall be deemed to be a “Non-Qualifying Transaction”).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means (i) the Compensation Committee of the Board or (ii) such other committee of the Board as designated by the Board to administer this Plan or (iii) to the extent contemplated hereby, the Board.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” means Zix Corporation, a Texas corporation, or any successor corporation.

“Director” means an individual serving as a member of the Board.

“Dividend Equivalents” means, with respect to the shares of Common Stock subject to a Stock Award (other than Restricted Stock), an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period or other period specified in the Award Certificate on a like number of shares of Common Stock.

“Effective Date” means June 9, 2021.

“Employee” means an employee of the Company or any of its Subsidiaries.

“Excepted Shares” means the shares of Common Stock subject to an Award that are not subject to the minimum Restriction Period or other vesting period as further described in Sections 4 and 9(b) below.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” of a share of Common Stock, means as of a particular date:

(i)If shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported;

(ii)If shares of Common Stock are not so listed, but are listed or quoted on another securities exchange or market, the closing price per share of Common Stock reported on the principal securities exchange or market on which the shares of Common Stock are traded (as determined by the Committee), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported or, at the discretion of the Committee, the price prevailing on such principal securities exchange or market at the time of exercise or other relevant event, including the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available;

(iii)If shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose; or

(iv)If none of the preceding paragraphs (i)-(iii) are applicable, Fair Market Value shall be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

“Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.

“Incentive Option” means an Option that is intended to comply with the requirements set forth in Code Section 422.

“Independent Contractor” means an individual providing services to the Company or any of its Subsidiaries, who is not an Employee or Nonemployee Director.

“Nonemployee Director” means a Director who is not an Employee or an Independent Contractor.

“Nonqualified Stock Option” means an Option that is not an Incentive Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified price, which is either an Incentive Option or a Nonqualified Stock Option.

“Participant” means an Employee, Nonemployee Director or Independent Contractor to whom an Award has been made under this Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable law and court supervision, if applicable.  The foregoing notwithstanding, only employees of the Company, or any parent or subsidiary corporation of the Company (as defined in Code Sections 424(e) and (f)) shall be eligible to be Participants for purposes of receiving any Incentive Stock Options.

“Performance Award” means an Award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Goals.

“Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Performance Award shall be earned.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” means this Zix Corporation 2021 Omnibus Incentive Plan, as hereafter amended from time to time.

“Prior Plan” means the Zix Corporation 2018 Omnibus Incentive Plan, as amended from time to time.

“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit” means a right to receive a share of Common Stock or the value thereof on such terms, conditions and limitations as may be established by the Committee. For the avoidance of doubt, such term includes phantom shares and phantom stock units.

“Restriction Period” means a period of time beginning as of the date upon which a Stock Award is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Stock Award is deliverable or no longer restricted or such Stock Award is no longer subject to forfeiture provisions.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

“Stock Award” means an Award in the form of shares of Common Stock or units denominated in shares of Common Stock, including Restricted Stock and Restricted Stock Units, it being understood that in no event shall an Option or SAR constitute a Stock Award.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than fifty percent (50%) of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than fifty percent (50%) of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

3.Eligibility. All Employees, Nonemployee Directors and Independent Contractors are eligible for Awards under this Plan in the sole discretion of the Committee.

4.Common Stock Available for Awards. Subject to adjustment as provided herein, the aggregate number of shares of Common Stock reserved and available for issuance pursuant to Awards granted under this Plan shall be 5,650,000, all of which may be issued pursuant to Incentive Options. Each share of Common Stock subject to an Award granted under this Plan shall be counted against the above share reserve as one share. If an Award expires or is terminated, cancelled or forfeited, the shares of Common Stock associated with the expired, terminated, cancelled or forfeited Awards shall again be immediately available for additional Awards under this Plan, it being understood that no increase or decrease in the above share reserve shall occur with respect to an Award that can only be settled in cash. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance as Awards under this Plan: (a) shares of Common Stock not issued or delivered as a result of the net settlement of a stock-settled SAR or Option; (b) shares of Common Stock that are withheld or delivered to satisfy the applicable withholding taxes related to an Award; (c) shares of Common Stock that are used to satisfy the exercise price related to an Option or a SAR; and (d) shares of Common Stock repurchased on the open market with the proceeds of an Option’s exercise price. The shares of Common Stock to be delivered under this Plan may be made available from: (i) authorized but unissued shares of Common Stock; (ii) shares of Common Stock held in the treasury of the Company; or (iii) previously issued shares of Common Stock reacquired by the Company, including Common Stock purchased on the open market. Up to five percent (5%) or 282,500 of the shares of Common Stock that are subject to the above share reserve may be granted as Excepted Shares pursuant to Section 9(b) below.

5.Administration.

(a)Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee. To the extent required in order for Awards to be exempt from Section 16 of the Exchange Act by virtue of the provisions of Rule 16b-3, (i) the Committee shall consist of at least two members of the Board who meet the requirements of the definition of “non-employee director” set forth in Rule 16b-3 (b)(3)(i) promulgated under the Exchange Act or (ii) Awards may be granted by the Board.

(b)Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and any Award Certificates thereunder and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper. The Committee may, in its discretion (i) provide for the extension of the exercisability of an Award in a manner consistent with the Treasury Regulations issued under Code Section 409A or (ii) subject to Section 9 below, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (x) not adverse to the Participant to whom such Award was granted or (y) consented to by such Participant. The Committee may make an Award to an individual who it expects to become an Employee, Nonemployee Director or Independent Contractor of the Company or any of its Subsidiaries within the next six (6) months, with such Award being subject to the individual actually becoming an Employee, Nonemployee Director or Independent Contractor, as applicable, within such time period, and subject to such other terms, conditions and limitations as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Certificate in the manner and to the extent the Committee deems necessary or desirable to further the purposes of this Plan. Any decision of the Committee in the interpretation and administration of this Plan or any Award Certificate shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Board shall have the same powers as the Committee with respect to Awards granted to Nonemployee Directors.

(c)Notwithstanding the foregoing, except in connection with a transaction involving the Company or its capitalization (as provided in Section 15 below), the terms of outstanding Awards may not be amended without approval of the shareholders of the Company to (i) reduce the exercise price of outstanding Options or SARs, (ii) cancel, exchange, substitute, buyout or surrender outstanding Options or SARs in exchange for cash or other Awards at a time when the exercise price per share of the original Options or SARs exceeds the Fair Market Value of one share of Common Stock, (iii) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the shares of Common Stock are listed or (iv) permit the grant of any Options or SARs that contains a so-called “reload” feature under which additional Options, SARs or other Awards are granted automatically to the Participant upon exercise of the original Option or SAR.

(d)No member of the Committee or the Board or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 6 below shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(e)Awards granted prior to the Effective Date pursuant to the Prior Plan shall continue to be administered in accordance with the terms and conditions of the Prior Plan.

6.Delegation of Authority. To the extent permitted under applicable law, the Committee may delegate to the Chief Executive Officer, to one or more other senior officers of the Company or an Affiliate or to other committees of the Board its duties under this Plan pursuant to such terms, conditions and limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

7.Employee and Independent Contractor Awards. The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees and Independent Contractors who are to be the recipients of such Awards. Each Award may be embodied in an Award Certificate, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its discretion and consistent with this Plan, including any treatment upon a Change in Control, and shall be accepted by the Participant to whom the Award is made. Awards may consist of those described in this Section 7 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. All or part of an Award may be subject to terms, conditions and limitations established by the Committee, which may include, but are not limited to, continued employment or service with the Company, its Affiliates and Subsidiaries, or achievement of specific performance or business objectives. Upon a Participant’s termination of employment or service with the Company, its Affiliates and Subsidiaries, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Certificate.

(a)Stock Option -- General.

i.An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. Only Employees may be granted Incentive Options. The price at which a share of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock as of the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which they become exercisable, shall be determined by the Committee. The term of Options shall not exceed a period of ten (10) years from the date of grant. Except as otherwise provided in an Award Certificate, any Option (i) that remains outstanding as of the last day of its term, (ii) has an exercise price per share that is less than the Fair Market Value of a share of Common Stock as of such day and (iii) whose exercise is prohibited as of such day pursuant to the operation of the Company’s insider trading policy, shall be automatically exercised (without any action on the part of the Participant holding such Option) by (x) foregoing the delivery of shares of Common Stock otherwise deliverable upon the exercise of the Option pursuant to Section 11 below in an amount sufficient to pay the exercise price of the Option and (y) satisfying tax withholding obligations pursuant to Section 12 below by withholding from the shares of Common Stock otherwise deliverable upon the exercise of the Option using the minimum tax rate applicable to the Participant. Each Participant who receives Options that are subject to the foregoing automatic exercise provision shall be deemed to have accepted this automatic exercise provision as a condition of receiving such Options.

ii.In addition, in the event that on the last day of the term of an Option or Stock Appreciation Right, other than an Incentive Stock Option, (i) the exercise of the  Option or Stock Appreciation Right is prohibited by applicable law, or (ii) the Shares may not be purchased, or sold by certain employees or directors of the Company due to a “black-out period” of a Company policy or a “lock-up agreement” undertaken in connection with an issuance of securities of the Company, then the term of the Option or Stock Appreciation Right may be extended by the Committee for a period of up to thirty (30) days following the end of the legal prohibition, black-out period, or lock-up agreement, provided that such extension would not cause the Option or Stock Appreciation Right to violate the requirements of Code Section 409A.

(b)Incentive Stock Options.  To the extent required to comply with Code Section 422, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(1)If an Employee owns or is deemed to own (by reason of the attribution rules under Code Section 424(d)) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or subsidiary corporation of the Company, as defined in Code Sections 424(e) and (f)), any Incentive Stock Option granted to such Employee shall have an exercise price no less than 110% of the Fair Market Value of a Share on the date of grant.

(2)If an Employee owns or is deemed to own (by reason of the attribution rules of Code Section 424) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or subsidiary corporation of the Company, as defined in Code Sections 424(e) and (f)), any Incentive Stock Option granted to such Employee shall have a term of no more than five (5) years from the date of grant.

(3)The aggregate Fair Market Value (determined as of the date of grant) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent or subsidiary corporation of the Company, as defined in Code Section 424) that become exercisable for the first time by the Participant during any calendar year shall not exceed $100,000.

(4)If Shares acquired by exercise of an Incentive Stock Option are disposed of within two years of date of grant or one year following date of exercise and the transfer of such Shares to the Participant, the Participant shall promptly notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may require.

(5)With respect to any determination of disability required under the Incentive Stock Option, “disability” shall mean a permanent and total disability within the meaning of Code Section 22(e), as determined by a medical doctor satisfactory to the Committee.

(c)Stock Appreciation Rights. An Award may be in the form of a SAR. The per share strike price for a SAR shall be not less than the Fair Market Value of the Common Stock on the date on which the SAR is granted. The terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs, whether the SAR will be settled in cash or stock and the date or dates upon which they become exercisable, shall be determined by the Committee. The term of SARs shall not exceed a period of ten (10) years from the date of grant. Except as otherwise provided in an Award Certificate, any SAR (i) that remains outstanding as of the last day of its term, (ii) has a strike price per share that is less than the Fair Market Value of a share of Common Stock as of such day and (iii) whose exercise is prohibited as of such day pursuant to the operation of the Company’s insider trading policy, shall be automatically exercised (without any action on the part of the Participant holding such SAR) and any tax withholding obligations will be satisfied pursuant to Section 12 below by withholding from the cash or shares of Common Stock otherwise deliverable upon the exercise of the SAR using the minimum tax rate applicable to the Participant. Each Participant who receives SARs that are subject to the foregoing automatic exercise provision shall be deemed to have accepted this automatic exercise provision as a condition of receiving such SARs.

(d)Stock Award. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee.

(e)Cash Award. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(f)Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. A Performance Award shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more Performance Goals, either individually or in any combination, established by the Committee and specified in the Award Certificate. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The amount of cash or shares payable or vested pursuant to Performance Awards may be adjusted upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to this Plan shall be determined by the Committee.

8.Director Awards.

(a)The Board has the sole authority to grant Awards to Nonemployee Directors from time to time in accordance with this Section 8. Such Awards may consist of the forms of Award described in Section 7 above, other than Incentive Options. In addition, such Awards shall be granted subject to such terms, conditions and limitations as specified in Section 7 above, it being understood that such terms, conditions and limitations specified in Section 7 may be further limited pursuant to the terms, conditions and parameters of a plan, program or policy for the compensation of Nonemployee Directors as in effect from time to time.

(b)No Nonemployee Director may be granted during any calendar year Awards having a Fair Market Value determined on the date of grant which, when added to all cash compensation paid to the Nonemployee Director (in his or her capacity as Nonemployee Director) during the same calendar year, would result in the sum of such cash compensation and the Fair Market Value of such Awards being in excess of $1,000,000, it being understood that the extent to which such Awards may be granted may be further limited pursuant to the terms, conditions and parameters of a plan, program or policy for the compensation of Nonemployee Directors as in effect from time to time.

9.Vesting of Awards.

(a)In General. The minimum Restriction Period or other vesting period with respect to any Award granted hereunder (or any portion thereof) shall be no less than one year; provided, however, that an Award granted to a Nonemployee Director may vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of the Company’s shareholders (provided such vesting period may not be less than fifty (50) weeks after the date of grant); provided further that, notwithstanding the foregoing, an Award with a time-based Restriction Period or other vesting period may become unrestricted and vested in the case of (i) a Participant’s death or termination of employment due to disability, (ii) to the extent provided for in a Change in Control under Section 22 hereof, or (iii) in connection with a termination of employment to the extent provided for in the Participant’s Employment Termination Benefits Agreement or any other employment, severance, or similar agreement with the Participant.

(b)Excepted Shares. The minimum Restriction Period or other vesting period shall not apply to any Award (or portion thereof) comprised of Excepted Shares, it being understood that in order for such Award (or portion thereof) to be so comprised of Excepted Shares, the Award Certificate or other contemporaneous writing as of the date of grant (including a Committee Resolution or minutes from a Committee meeting) must designate the shares of Common Stock (or portion thereof) as Excepted Shares.

(c)Change in Control. In the event of a Change in Control, the vesting provisions of Section 22 below shall apply.

10.Payment of Awards.

(a)General. Payment of Awards may be made in the form of cash or Common Stock, a combination of thereof, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such restrictions, if any, as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine. Any statement of ownership evidencing such Restricted Stock shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto.

(b)Dividends; Dividend Equivalents and Interest. Rights to (i) dividends or other distributions may be extended to and made part of any Award of Restricted Stock and (ii) Dividend Equivalents may be extended to and made part of any other Stock Award (i.e., other than an Award of Restricted Stock), subject in each case to such terms, conditions and limitations as the Committee may establish as set forth in the Award Certificate thereto; provided that, such dividends and Dividend Equivalents with respect to any Stock Award, as applicable, shall be payable, without interest, at the same time, and shall be subject to the same conditions, including vesting conditions, that are applicable to the underlying Stock Award. Accordingly, the right to receive payment of such dividends and Dividend Equivalents with respect to any Stock Award, as applicable, shall be forfeited to the extent that the underlying Stock Award does not vest, is forfeited or is otherwise cancelled. No Dividend Equivalents, dividends or other distributions may be paid in respect of an Award of Options or SARs.

11.Stock Option Exercise. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which shares of Common Stock shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the date of Grant, payment of the exercise price of an Option may be made, in whole or in part, in the form of (a) cash or cash equivalents, (b) delivery (by either actual delivery or attestation) of previously-acquired shares of Common Stock based on the Fair Market Value of the shares on the date the Option is exercised, (c) withholding of shares of Common Stock subject to the Option based on the Fair Market Value of the shares on the date the Option is exercised, (d) broker-assisted market sales, or (e) any other “cashless exercise” arrangement.

12.Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock, as applicable, under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by (a) the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award or (b) withholding from the shares otherwise deliverable under the Award, in either case with respect to which withholding is required, up to the maximum tax rate applicable to the Participant, as determined by the Committee and subject to applicable law. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on their Fair Market Value when the tax withholding is required to be made.

13.Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (a) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant unless such amendment is reasonably necessary for purposes of compliance with applicable law and (b) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent shareholder approval is otherwise required by applicable legal requirements.

14.Assignability. Unless otherwise determined by the Committee and provided in the Award Certificate, no Award or any other benefit under this Plan constituting a derivative security within the meaning of Rule 16a-1(c) under the Exchange Act shall be pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or any liability of a Participant, or assignable or otherwise transferable except by will or the laws of descent and distribution, and any Award or other rights hereunder that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except pursuant to a qualified domestic relations order in a form acceptable to the Committee, and the Committee may require that any such transfer be limited to a “Permitted Assignee” as defined in SEC Form S-8. The Committee may prescribe and include in applicable Award Certificates other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 14 shall be null and void.  A beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all the terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions the Committee deems necessary or appropriate.

15.Adjustments.

(a)The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, the adoption by the Company of any plan of exchange affecting the Common

Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards and (iv) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Board to reflect such event; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.

(c)In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to outstanding Awards or other provisions for the disposition of outstanding Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for an outstanding Award or the assumption of an outstanding Award, regardless of whether in a transaction to which Code Section 424(a) applies, (ii) to provide, prior to the transaction, for the waiver of the vesting and exercisability limitations of, or lapse of other restrictions with respect to, the outstanding Award and, if the transaction is a cash merger, to provide for the termination of any portion of the Award that remains unexercised at the time of such transaction or (iii) to provide for the acceleration of the vesting and exercisability of an outstanding Award and the cancellation thereof in exchange for such payment of such cash or property as shall be determined by the Board in its sole discretion, which for the avoidance of doubt in the case of Options or SARs (whether stock- or cash-settled) shall be the excess, if any, of the Fair Market Value of the shares of Common Stock subject to the Option or SAR on such date over the aggregate exercise price of such Award; provided, however, that no such adjustment shall increase the aggregate value of any outstanding Award. No adjustment or substitution pursuant to this Section 15 shall be made in a manner that results in noncompliance with Code Section 409A, to the extent applicable.

16.Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. It is the intent of the Company that grants of Awards under this Plan comply with Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act unless otherwise provided herein or in an Award Certificate and that any ambiguities or inconsistencies in the construction of such an Award or this Plan be interpreted to give effect to such intention. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions. The Committee may also impose such terms, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant, other subsequent transfers by the Participant of any shares of Common Stock issued as a result of or under an Award, or the exercise of Options and SARs, including without limitation, restrictions under an insider trading policy or share retention or ownership policy.

17.Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Certificate, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by or under this Plan. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

18.Code Section 409A.

(a)All Awards under this Plan are intended either to be exempt from, or to comply with the requirements of Code Section 409A, and this Plan and all Awards shall be interpreted and operated in a manner consistent with that intention. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an applicable tax under Code Section 409A, that Plan provision or Award shall be construed or reformed in a manner to avoid imposition of the applicable tax and no such action shall be deemed to adversely affect the Participant’s rights to or under an Award. Nevertheless, the tax treatment of the benefits provided under this Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of this Plan or any Award.

(b)Notwithstanding anything in this Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under this Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Code Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, disability or separation from service, as applicable.

(c)Notwithstanding anything in this Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then: (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six (6)-month period immediately following the Participant’s separation from service shall be accumulated (without interest) through and paid or provided on the first day of the seventh (7th) month following the Participant’s separation from service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume thereafter. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the Treasury Regulations thereunder; provided, however, that, as permitted in such regulations, the Company’s Specified Employees and its application of the six (6)-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

19.Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

20.Clawback.

(a)To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to the provisions of any clawback policy implemented by the Company, from time to time, which clawback policy may provide for forfeiture, repurchase or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards. Notwithstanding any provision of this Plan or any Award Certificate to the contrary, the Company reserves the right, without the consent of any Participant, to, from time to time, adopt and modify any such clawback policies and procedures.  By accepting an Award, a Participant is also agreeing to be bound by any existing or future clawback policy adopted by the Company, or any amendment thereto that the Company may thereafter make, and the Participant is further agreeing that all of his or her Award Agreements may be unilaterally amended by the Company without the Participant’s consent, to the extent that the Company determines to be necessary or appropriate to comply with or conform to any clawback policy.

(b)If the Participant violates any non-competition, non-solicitation, or non-disclosure covenant or agreement, as determined by the Committee, then (A) any outstanding Award shall be canceled, and (B) the Committee may require the Participant to forfeit and pay over to the Company all or any portion of the gain realized on the exercise of an Option or Stock Appreciation Right and the value realized on the vesting or payment of any other Award previously received by the Participant.

21.No Right to Employment or Continued Service. Nothing in this Plan or an Award Certificate shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or any Subsidiary. Further, nothing in this Plan or an Award Certificate constitutes any assurance or obligation of the Board to nominate any Nonemployee Director for re-election by the Company’s shareholders.

22.Change In Control. The provisions of this Section 22 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a)With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board and if within the one-year period after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then: (i) all of that Participant’s outstanding Options or SARs shall become fully exercisable, (ii) all time-based vesting requirements on his or her outstanding Awards shall be deemed to be satisfied in full, and (iii) all performance-based vesting requirements on his or her outstanding Awards shall be deemed to be satisfied on a pro-rata basis at one hundred percent (100%) of the “target” level. The pro-rata basis that applies to the foregoing shall be based upon the length of time (expressed as a percentage) within an Award’s Restriction Period or other vesting period that has elapsed prior to the date of the applicable termination without Cause or resignation for Good Reason. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (x) the Award Certificate includes such provision or (y) the Participant is party to an employment, consulting, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of this Plan and the Award Certificate. To the extent that this provision causes Incentive Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options.

(b)Upon the occurrence of a Change in Control, and with respect to any Awards that are not assumed by the Surviving Entity or are not otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options or SARs shall become fully exercisable immediately prior to the Change in Control, (ii) time-based vesting requirements on outstanding Awards shall be deemed to be satisfied in full immediately prior to the Change in Control, and (iii) all performance-based vesting requirements on outstanding Awards shall be deemed to be satisfied on a pro-rata basis at one hundred percent (100%) of the “target” level immediately prior to the Change in Control. The pro-rata basis that applies to the foregoing shall be based upon the length of time (expressed as a percentage) within an Award’s Restriction Period or other vesting period that has elapsed prior to the date of the Change in Control. In connection with such Change in Control, the Committee or Board shall take such actions as are appropriate to enable (x) the exercise or deemed exercise of any Options or SARs described in clause (i) above, and (y) the actual or deemed delivery of Common Stock for purposes of clause (i), (ii) and (iii) above. Any payout of a Cash Award in connection with such Change in Control shall be made at such time that is on, prior to or after such Change in Control; provided that such payout shall not occur more than ten (10) days prior to, nor more than sixty (60) days following the date of the Change in Control (unless a later date is required by Section 18 hereof).

23.Effectiveness; Prior Plan. This Plan, as established by the Company (and approved by the Board) on March 11, 2021, shall be effective as of the Effective Date, the date on which it shall be approved, if at all, by the shareholders of the Company at the Company’s 2021 annual shareholders meeting to be held on or about June 9, 2021. If the requisite shareholder approval occurs pursuant to the preceding sentence, this Plan shall continue in effect for a term of ten (10) years after the Effective Date, unless sooner terminated by action of the Board. If this Plan becomes effective pursuant to the foregoing, this Plan shall be the successor to the Prior Plan, such that, no additional awards shall be granted under the Prior Plan for periods on and after the Effective Date. For the avoidance of doubt, if the shareholders of the Company should fail to so approve this Plan on such date, this Plan shall not be of any force or effect and the Prior Plan shall continue in force and effect.

24.Non-U.S. Laws.  The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or an Affiliate may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

ZIX CORPORATION

By:	/s/ David J. Wagner
Name:	David J. Wagner
Title:	President & CEO

[Signature Page to Zix Corporation 2021 Omnibus Incentive Plan]